Exhibit 99.1

                                                                              Raytheon Company
                                                                          Public Relations
                                                                            870 Winter Street
                                                                                                                                                                                  Waltham, MA 02451
                                                                                                                                                                                        www.raytheon.com

News release
FOR IMMEDIATE RELEASE

Contact:
Jon Kasle
781.522.5110

Raytheon appoints Daniel J. Crowley president of Network Centric Systems; announces retirement of Colin J.R. Schottlaender

WALTHAM, Mass., (Oct. 29, 2010) – Raytheon Company (NYSE: RTN) has appointed Daniel J. Crowley president of Raytheon Network Centric Systems (NCS), effective November 1, 2010. Crowley succeeds Colin J.R. Schottlaender, NCS president since August 2002, who will retire from Raytheon on Dec. 31, 2010. As Crowley transitions into his new role, Schottlaender will work with him during the interim period prior to Schottlaender’s retirement date. Raytheon Network Centric Systems is headquartered in McKinney, Texas.
Crowley brings significant experience in the aerospace and defense industry to NCS’ top leadership role, including 27 years with Lockheed Martin Corporation.
“Dan’s extensive industry background and deep expertise in operations, engineering, strategic business development and global customer engagement are ideally suited to his new role with Raytheon and I’m pleased to welcome him to the team,” said William H. Swanson, Chairman and CEO of Raytheon Company.
“I want to sincerely thank Colin for his outstanding service to our company and customers, and congratulate him on his distinguished 33-plus-year career,” Swanson continued. “While our company will clearly miss Colin’s leadership skills, customer focus and extensive management talents, all of us wish him the very best in his pending retirement.”
    Schottlaender joined Raytheon in 1977 as a design engineer. His customer-focused mindset and emphasis on operational excellence have been key factors in making Raytheon an industry leader in networked systems and net-centric integration for military, federal and civil customers around the world.
     Before assuming his current position as NCS president, Schottlaender was vice president and general manager of the Electronic Systems’ Tactical Systems business unit, which focused on advanced weapon fire control/electro-optical systems, battlefield radar and night vision sensors. Previously, Schottlaender was director of the Surface Systems and Sensors department within the Electronic Systems division. His career has also included positions in domestic and international business development, program management, quality assurance, test engineering, and product design and manufacture.

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Schottlaender received a bachelor’s degree in electrical engineering from the University of Houston.
Crowley most recently served as chief operating officer of Lockheed Martin Aeronautics, a business unit that supports key military aviation platforms such as the F-16, C-130, and F-35 Joint Strike Fighter, as well as Advanced Development Programs (Skunk Works™).
Crowley joined Lockheed in 1983 as a cooperative engineering student while obtaining his B.S. degree in Mechanical Engineering from the University of Texas at Austin. Throughout his career, Crowley held a series of increasingly senior management positions, including director and vice president of Commercial Space Systems, vice president of Business Development and Advanced Programs for Space and Strategic Missiles, deputy program manager for Special Programs in classified space, and president of Lockheed’s Simulation, Training & Support company.
From 2005 – 2010, Crowley served as executive vice president and general manager of the F-35 Joint Strike Fighter program. He was responsible for execution of a System Development and Demonstration Program, transition to low-rate production, initiation of flight test and creation of the global sustainment solution for the nine partner countries that will operate the platform. He was named chief operating officer of Aeronautics earlier this year.
Crowley earned a M.S. degree in Manufacturing Systems Engineering from the University of Texas at Austin in 1991, and a M.S. in Management from Stanford University as a Sloan Fellow in 2001.
Based in McKinney, Texas, Raytheon Network Centric Systems had annual revenues in 2009 of approximately $4.8 billion and employs 13,750 engineering and technical professionals worldwide. NCS’ major business areas include networked sensors, command and control systems, communications, air traffic management and international defense programs. NCS offers customers world-class capabilities in command and control communications and intelligence architecture, modeling and simulation, and enterprise-wide network systems integration. The business is a world leader in electro-optic sensors, radio frequency communications, battlefield radar, knowledge management and information assurance.
Raytheon Company, with 2009 sales of $25 billion, is a technology and innovation leader specializing in defense, homeland security and other government markets throughout the world. With a history of innovation spanning 88 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as a broad range of mission support services. With headquarters in Waltham, Mass., Raytheon employs 75,000 people worldwide.
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